EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/19/25 to 10/9/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/24/2025	Sell	6,660	10.11
9/29/2025	Sell	14,039	10.09
9/30/2025	Sell	12,774	10.10
10/1/2025	Sell	21,198	10.14
10/2/2025	Sell	15,825	10.16
10/3/2025	Sell	7,099	10.17
10/6/2025	Sell	15,649	10.16
10/7/2025	Sell	29,066	10.17
10/8/2025	Sell	63,920	10.19
10/9/2025	Sell	148,364	10.20